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                                                                    Exhibit 5.2

                   BUCHANAN INGERSOLL PROFESSIONAL CORPORATION
                         Eleven Penn Center, 14th Floor
                               1835 Market Street
                             Philadelphia, PA 19103


                                  May 12, 1999

Osage Systems Group, Inc.
1661 East Camelback Road, Suite 245
Phoenix, AZ  85016

Gentlemen:

         We have acted as counsel to Osage Systems Group, Inc., a Delaware corporation (the "Company"), in connection with the filing by the Company of a registration statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended, relating to the registration of up to an aggregate 8,358,900 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), consisting of up to 5,000,000 shares of the Common Stock pursuant to the terms of the Osage Systems Group, Inc. 1993 Amended and Restated Stock Option Plan (as such plan may be amended, the "Option Plan"), up to 1,000,000 shares of the Common Stock pursuant to the Company's 1999 Employee Stock Purchase Plan (the "ESPP") and 2,358,900 shares of the Common Stock issuable upon the exercise of options not granted under the Option Plan or the ESPP (the "Options").

         In connection with such proposed issuance, we have examined the Option Plan, the ESPP, the Options, the Certificate of Incorporation of the Company, as amended to date, the Amended and Restated By-laws of the Company (as amended to date), the relevant corporate proceedings of the Company, the Registration Statement, and such other documents, records, certificates of public officials, statutes, decisions, and such questions of law as we have deemed necessary or appropriate for purposes of this opinion. In the examination of such documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to those original documents of all documents submitted to us as certified or photostatic copies.

         Please be advised that at the Company's next Annual Meeting of Stockholders scheduled for June 9, 1999, the stockholders will be asked to approve (1) an amendment to the Option Plan to increase the number of shares of common stock available for issuance pursuant to grants thereunder from 2,000,000 to 5,000,000, and (2) the adoption of the ESPP.

         Based on the foregoing, we are of the opinion that upon approval by the stockholders of the Company of (1) an amendment to the Option Plan to increase the number of shares of common stock issuable thereunder from 2,000,000 to 5,000,000 and (2) the adoption of the ESPP on or before January 1, 2000, the issuance of the Common Stock will be duly and validly authorized by the necessary corporate action of the directors and stockholders of the Company and such shares of the Common Stock will, upon exercise of options and payment therefor in accordance with the respective terms of the Option Plan, the ESPP and the Options, including, without limitation, payment of the applicable exercise price with respect to the options granted thereunder, be validly issued, fully paid and non-assessable.


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         We hereby consent to the filing of this opinion as Exhibit 5 to the
Registration Statement.

                                Very truly yours,

                                BUCHANAN INGERSOLL PROFESSIONAL CORPORATION

                                By: /s/ Stephen M. Cohen
                                       Stephen M. Cohen


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